Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

POSITIVEID CORPORATION,

and

the SOLE SHAREHOLDER OF

E-N-G MOBILE SYSTEMS, INC.

Dated as of December 22, 2015

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 22, 2015 is entered into between PositiveID Corporation, a Delaware corporation (“Buyer”), and the sole shareholder of E-N-G Mobile Systems, Inc., a California close corporation (the “Company”), Dick Glass ( “Seller”).

RECITALS

WHEREAS, Seller owns six hundred (600) shares of capital stock (the “Shares”) of the Company, constituting one hundred percent (100%) of the Company’s issued and outstanding capital stock; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, demand, suit, audit, assessment, arbitration or inquiry, or any proceeding, in each case that is by or before any Governmental Authority or arbitrator.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Adjustment Baseline” has the meaning set forth in Section 2.04(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Arbitrator” has the meaning set forth in Section 7.05(c).

“Auditor” has the meaning set forth in Section 2.04(b).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Closing” has the meaning set forth in Section 2.05.

“Closing Balance Sheet” has the meaning set forth in Section 2.04(b).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Net Asset Balance” has the meaning set forth in Section 2.04(b).

“Code” means the Internal Revenue Code of 1986, as amended and Treasury Regulations.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company IP Agreements” means all agreements to which the Company is a party or by which any of them is otherwise bound that relate to Intellectual Property, including (i) licenses of Intellectual Property to the Company by any other Person, and (ii) licenses of Intellectual Property by the Company to any other Person.

“Competing Person” has the meaning set forth in Section 5.13.

“Competitive Activity” has the meaning set forth in Section  5.13.

“Constituent Documents” has the meaning set forth in Section 3.02.

“Determination Date” has the meaning set forth in Section 2.04(b).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Direct Claim Dispute Notice” has the meaning set forth in Section 7.05(c).

“Direct Claim Dispute Period” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out Payment” has the meaning set forth in Section 2.02(c).

“Earn-Out Payments” has the meaning set forth in Section 2.02(c).

2

“Earn-Out Value” has the meaning set forth in Section 2.02(c).

“Effective Time” has the meaning set forth in Section 2.05.

“Employees” means those Persons employed by the Company and its Subsidiaries immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, collateral assignment, license (or sublicense), charge, claim, easement, encroachment, restriction, covenant or other encumbrance or limitation of any kind, or any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Environmental Permits” has the meaning set forth in Section 3.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“ERISA Affiliate Liabilities” means any liabilities arising out of the status of the Company an ERISA Affiliate of Seller or any of the Non-Company Affiliates.

“Final Closing Net Asset Balance” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Glass Consulting Agreement” has the meaning set forth in Section 2.03(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any agency, instrumentality (including any state-owned or state-controlled enterprise), court, or tribunal of such government or political subdivision or any non-governmental self-regulatory agency, commission or authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means and includes, whether or not secured by the assets or equity of a Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all Seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which any such Person is liable as lessee, (vi) obligations under any letters of credit, (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any liability of any other Person of a type described in clauses (i) through (vi) above, or (viii) any accrued and unpaid interest or prepayment, unwind, brokerage or redemption penalties or fees owing by such Person with respect to any liability of a type described in clauses (i) through (vii) above.

3

“Indemnified Party” has the meaning set forth in Section 7.01.

“Indemnifying Party” has the meaning set forth in Section 7.01.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by the Company and its Subsidiaries or otherwise used in the operation of the business.

“Law” or “Laws” means any constitution, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or rule of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries.

“Leases” has the meaning set forth in Section 3.10(b).

“Losses” or “Loss” means losses, damages, liabilities, costs, claims, fines, deficiencies, payments or expenses, including reasonable attorneys’ and accountants’ fees and expenses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Non-Company Affiliate” means any Affiliate of Seller other than the Company and its Subsidiaries.

“OFAC” has the meaning set forth in Section 3.14(d).

“Owned Real Property” means, as of the date hereof, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Permits” means all permits, licenses, franchises, approvals, authorizations, certifications, consents, or other indicia of authority required to be obtained from Governmental Authorities to own, construct, operate, sell, inventory, disburse, or maintain any asset or conduct any business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity or Governmental Authority.

“Post-Closing Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

4

“Purchase Consideration” has the meaning set forth in Section 2.02.

“Purchase Note” has the meaning set forth in Section 2.02(b).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, advisors, counsel, accountants and other agents of such Person.

“Securities Act” has the meaning set forth in Section 4.03.

“Security Agreement” has the meaning set forth in Section 2.03(a).

“Seller” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Signed Backlog Schedule” has the meaning set forth in Section 2.02(c).

“Software” means computer software programs, including application software, system software, firmware, middleware and mobile digital applications, including all source code, object code, and documentation related thereto, in any and all forms and media.

“Subsidiary” means, when used with respect to any Person, any Person, whether incorporated or unincorporated, (a) a majority of the securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person, together with its Subsidiaries and Affiliates, or (b) that, together with its Subsidiaries and Affiliates, controls the direction or management of, such Person.

“Surviving Provisions” has the meaning set forth in Section 9.02(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

5

“Trademarks” has the meaning set forth in Section 3.11(a).

“Treasury Regulations” means the regulations prescribed under the Code.

“Uncovered Amounts” has the meaning set forth in Section 7.04(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 The Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) and as of the Effective Time (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to Seller’ Shares, free and clear of Encumbrances.

Section 2.02 Consideration. The price to be paid by the Buyer for the Shares shall be (collectively, the “Purchase Consideration”):

(a)                                        Seven Hundred and Fifty Thousand Dollars ($750,000) in cash (the “Purchase Price”).

(b)                                       A convertible promissory note issued by Buyer to Seller in the amount of $150,000, substantially in the form attached hereto as Exhibit A and incorporated herein (the “Purchase Note”).

(c)                                        Additional earn-out payments may be earned by Seller (each payment is an “Earn-Out Payment” and collectively, such payments are the “Earn-Out Payments”). Each Earn-Out Payment, if any, will be calculated at Five Percent (5%) of the revenue actually recognized and realized from each of the contracts and purchase orders identified, with an earn-out value indicated for each on the signed backlog schedule (the “Signed Backlog Schedule”) subsequent to Closing. For purposes of determining whether any Earn-Out Payment will be made and the amount of such payment, the term “Signed Backlog Schedule” means those signed contracts and purchase orders in effect as of the date of Closing but under which the product is yet to be delivered and all or a portion of the revenue is yet to be recognized as of Closing as set forth Schedule 2.02(c). The Earn-Out Payments will be paid in cash within five business days following the date Buyer recognizes the revenue (including deposits held) and receives full payment from the applicable contract or purchase order on the Signed Backlog Schedule. No Earn-Out Payment will be made (i) prior to January 1, 2016, or (ii) later than March 15, 2017. The Earn-Out Payments shall be subject to adjustment as described in Section 2.04 and as otherwise provided for in this Agreement.

Section 2.03 Closing Deliverables.

(a)                Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

6

i.                     certificates representing the Shares, free and clear of all Encumbrances, duly endorsed to Buyer or accompanied by duly executed stock powers;

ii.                     an executed consulting agreement in a form satisfactory to Buyer in its sole and absolute discretion between the Company and Dick Glass (the “Glass Consulting Agreement”), substantially in the form attached hereto as Exhibit B and incorporated herein;

iii.                     all consents and approvals relating to the Company and/or the Subsidiaries required to be obtained from the any Governmental Authority and from third parties under Contracts (as hereinafter defined), including but not limited to those consents listed and described on Schedule 2.03(a)(iii) hereto;

iv.                     except as set forth in Schedule 2.03(a)(iv), the written release of all Encumbrances (other than Encumbrances for Taxes not yet due and payable) relating to the assets of the Company or of any Subsidiary or the Shares, in either case, executed by the holder of or parties to each such Lien, in form and substance satisfactory to Buyer and its counsel;

v.                     an executed security agreement pursuant to which Buyer agrees that the Shares shall serve as collateral in the event of Buyer’s non-performance under the Purchase Note (the “Security Agreement”), substantially in the form attached hereto as Exhibit C incorporated herein;

vi.                     evidence that the collector automobiles listed and described on Schedule 2.03(a)(vi) have been transferred from the Company to Seller in his individual capacity;

vii.                     a certificate of good standing, or equivalent certificate, for the Company, dated within ten (10) Business Days (as hereinafter defined) of the Closing Date, issued by the appropriate Government Authority;

viii.                     all share transfer books, minute books and other corporate records of the Company; and

ix.                     a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company, and resolutions of the stockholders and board of directors or other governing body of the Company, authorizing and approving the transactions contemplated hereby.

(b)               Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller or cause to be delivered:

i.                     by wire transfer of immediately available funds, the Purchase Price to the account designated by Seller not less than two Business Days (as hereinafter defined) prior to the Closing Date;

ii.                     an executed Glass Consulting Agreement;

iii.                     an executed Purchase Note;

iv.                     an executed Security Agreement; and

v.                     Secretary Certificate of Buyer and resolution of Board of Directors approving the transaction.

7

Section 2.04 Adjustments to the Earn-Out Payment. For purposes of this Section 2.04, the term Earn-Out Payment shall include all Earn-Out Payments.

(a)                Adjustment Baseline. The Purchase Price and Earn-Out Payment Buyer agrees to pay to Seller hereunder was determined and agreed to by the parties based on Seller’s delivery of a closing audited net asset balance of $800,000 (the “Adjustment Baseline”).

(b)               Post-Closing Adjustments to Earn-Out Payment; Audit Rights; Agreement upon the Closing Net Asset Balance.

i.                As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall deliver to Seller a (i) balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of closing audited net asset balance of the Company prepared by Buyer as of the Closing Date determined using the Closing Balance Sheet (the “Closing Net Asset Balance”). For purposes of this Section 2.04, the term “net asset balance” shall mean assets of the Company minus liabilities of the Company. The Closing Balance Sheet and Closing Net Asset Balance shall be prepared in accordance with GAAP. Schedule 2.04(b) lists the fixed assets of the Company. As it relates to fixed assets on the Closing Net Asset Balance, Buyer and Seller agree that an amount up to $100,000 of asset value may be added to the net asset balance as determined by an independent valuation of the Company’s fixed assets. Such independent valuation shall be conducted at the Seller’s expense by an independent valuation company selected by Seller, in Seller’s sole discretion.

ii.                Upon delivery of the Closing Net Asset Balance, Buyer shall provide the Seller and its accountants access to the accountants and accounting records of the Company and shall use its commercially reasonable efforts to provide the Seller with access to the Buyer’s outside accountants and any and all working papers prepared by the Company or the Buyer related to the preparation of the Closing Balance Sheet and calculation of the Closing Net Asset Balance. If the Seller disagrees with the Closing Balance Sheet and/or the calculation of the Closing Net Asset Balance, the Seller must notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within ninety (90) days after its receipt of the Closing Balance Sheet and Closing Net Asset Balance. In the event that the Seller does not provide such a notice of disagreement within such ninety (90) day period, the Seller shall be deemed to have accepted the Closing Balance Sheet and the Closing Net Asset Balance delivered by Buyer, which, if not objected to within the relevant ninety (90) day period, shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Seller shall use commercially reasonable efforts for a period of ninety (90) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and the calculations of the Closing Net Asset Balance. If, at the end of such period, they are unable to resolve such disagreements, then Buyer and the Seller shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. Each of the Buyer and the Seller (or their respective designees) shall be permitted to submit a proposed Closing Balance Sheet and Closing Net Asset Balance and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements. The Auditor shall have the right to request any additional documents, materials, presentations or evidence as it may determine necessary in its reasonable judgment in making its determination, and each party shall provide any additional materials at the request of the Auditor. It is the intent of the parties that the process set forth in this Section and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed. The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Buyer, on one hand, and the Seller, on the other, by the Auditor in proportion to the extent either of such parties did not prevail in the aggregate on items in dispute on their respective Closing Balance Sheets and Closing Net Asset Balances; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the parties. The amounts of the Closing Net Asset Balance as finally determined in accordance with the terms of this Section 2.04(b) shall be referred to as the “Final Closing Net Asset Balance”. The date on which the Final Closing Net Asset Balance is finally determined in accordance with this Section 2.04(b) is hereinafter referred to as, the “Determination Date.”

8

iii.                If the Final Closing Net Asset Balance is higher than the Adjustment Baseline, then, promptly following the Determination Date, the Earn-Out Payment next to be due shall be increased by the amount equal to the amount by which the Final Closing Net Asset Balance exceeds the Adjustment Baseline (the “Positive Adjustment Amount”). If the Final Closing Net Asset Balance is lower than the Adjustment Baseline, then, promptly following the Determination Date the Earn-Out Payment next to be due (the “Earn-Out Payment at Issue”) shall be reduced by the amount equal to the amount by which the Adjustment Baseline exceeds the Final Closing Net Asset Balance (the “Negative Adjustment Amount”). In the event that the Negative Adjustment Amount is more than the Earn-Out Payment At Issue, Buyer shall reduce any future Earn-Out Payments due to Seller until the Negative Adjustment Amount has been satisfied in full. In the event that no Earn-Out Payments are earned by, and due to Seller, following the Determination Date, (i) if Buyer owes Seller a Positive Adjustment Amount, Buyer shall pay Seller the Positive Adjustment Amount in cash within five days following the last date on which a contract or purchase order listed on the Signed Backlog Schedule is due and payable, provided that such payment shall not be made later than the end of the taxable year in which the Positive Adjustment Amount was calculated; and (ii) if Seller owes Buyer a Negative Adjustment Amount, the amount of the Purchase Note shall be reduced by the Negative Adjustment Amount.

Section 2.05 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place electronically via: (i) confirmation of wire delivery of the Purchase Price (as hereinafter defined); and (ii) confirmation of the exchange of signature pages to this Agreement, at approximately 4:30 p.m., Eastern Daylight Time, on the date the two preceding conditions are satisfied (the “Closing Date”), effective as of 11:59 p.m. Eastern Daylight Time on the Closing Date (“Effective Time”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

9

Section 3.01 Authority of Seller. Seller has all necessary power and authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of his obligations hereunder and the consummation by Seller of the transactions contemplated hereby are duly authorized. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of California. The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True and complete copies of the organizational documents (the “Constituent Documents”) of the Company have been provided to Buyer.

Section 3.03 Capitalization.

(a)                The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, of which six hundred (600) shares are issued and outstanding and constitute the Shares. The Shares constitute one hundred percent (100%) of the Company’s issued and outstanding capital stock. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with all rights of first refusal, preemptive rights and similar rights, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer from and after the Closing Date.

(b)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of, or other interests in, the Company or obligating Seller, the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding and have not authorized any stock appreciation, phantom stock, rights of first refusal, preemptive rights, conversion rights, profit participation or similar rights or equity-linked awards. Except as set forth on Schedule 3.03(b), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. The Company does not, directly or indirectly, own or have any interest in any shares or other equity ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated, do not and will not: (a) conflict with, result in a violation or breach of any provision of the Constituent Documents of Seller and the Company; (b) assuming all consents, authorizations, orders, and approvals of Governmental Authorities are received, result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller and the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of any contract of Seller, Material Contract or Permit, except, with respect to such Seller contracts, where the failure to give notice or obtain consent would not have a material effect on Seller’s ability to consummate the transactions contemplated hereby. No material consent, approval, Permit, Governmental Order, declaration or filing with, or material notice to, any Governmental Authority is required by or with respect to Seller and the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as set forth in Section 3.05 of the Disclosure Schedules.

10

Section 3.06 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2013 and December 31, 2014 and the related statements of income for the years then ended and the unaudited financial statements consisting of the balance sheet of the Company as of November 30, 2015 and the related statement of income for the period then ended (the “Financial Statements”) are attached hereto as Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods involved subject to normal and recurring material year-end adjustments and the absence of notes and (ii) in accordance with the methodologies used to the prepare the unaudited financial statements of Seller for the same time periods. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP consistently applied. The balance sheet of the Company as of November 30, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07 Undisclosed Liabilities. To the Seller and the Company’s knowledge, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or specifically reserved against in the Balance Sheet; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date through the Closing Date; (c) ordinary course executory trade obligations to perform after the date hereof any contracts entered into on or prior to the date hereof; and (d) which are set forth in Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from January 1, 2015 until the Closing Date, the Company has been operated (or Seller has caused the Company to operate) in the ordinary course of business consistent with past practice in all material respects and there has not been any:

(a) material event, occurrence or development with respect to the business of the Company;

(b) amendment of the Constituent Documents of the Company;

(c) adoption or change of any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

11

(d) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $10,000, except unsecured current trade obligations and liabilities incurred in the ordinary course of business;

(e) creation or other incurrence of any Encumbrance on any material asset of the Company;

(f) adoption, amendment or modification of any Benefit Plan, except as required under applicable Law, the terms of any Material Contract or the terms of the individual Benefit Plan; (ii) grant or increase of any compensation (including any retention or change in control bonus), benefits or severance or termination pay to any current or former employee, officer, director or independent contractor of the Company, (iii) acceleration of the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under, any Benefit Plan, or (iv) hiring or termination of any Employee with an annual base salary or base wages exceeding $50,000;

(g) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $10,000;

(h) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i) incident of damage, destruction or loss of any property or assets owned by the Company or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $10,000;

(j) (i) making, change or revocation of any Tax election; (ii) settlement or compromise of any claim or liability with respect to Taxes relating to the Company; (iii) closing agreement entered into relating to Taxes; (iv) amended Tax Return filing; (v) surrender of any right to claim a refund of Taxes; (vii) incurrence of any liability for Taxes outside the ordinary course of business; (viii) failure to pay any Tax that was due and payable (including any estimated tax payments); (ix) preparation or filing of any Tax Return in a manner inconsistent with past practice; or (x) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company; or

(k) any agreement to do any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements, whether written or oral, to which the Company is a party (collectively, including any Leases, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $10,000 and either (x) requiring performance by any party more than one year from the date hereof or (y) which cannot be cancelled by Seller or the Company, as applicable, without more than 30 days’ notice;

(ii) all agreements that relate to the acquisition or disposition of any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving consideration in excess of $10,000;

12

(iii) (a) except for agreements relating to unsecured trade payables incurred in the ordinary course of business, all agreements relating to Indebtedness (including, without limitation, guarantees) or the placing of an Encumbrance on any asset of the Company, in each case having an outstanding principal amount in excess of $10,000 and (b) any intercompany loans or similar Indebtedness between the Company and the Seller;

(iv) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand, in each case involving consideration in excess of $10,000;

(v) all collective bargaining agreements or agreements with any labor organization, union or association;

(vi) all agreements concerning Benefit Plans;

(vii) all Company IP Agreements (excluding any agreements for commercially available off-the-shelf Software that is not the subject of a negotiated agreement or customized for the Company, and in each case for which the aggregate amounts paid or payable to or by the Company are less than $10,000);

(viii) all contracts and agreements that (A) limit in any respect the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) contain exclusivity, minimum purchase or supply commitments involving purchases of more than $10,000 per year, most-favored-nation, non-solicitation or similar obligations or restrictions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing; and

(ix) all settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which the Company is obligated to satisfy any obligation after the date of this Agreement;

(x) all agreements under which the Company has advanced or loaned, or agreed to advance or loan, any Person (other than the Company) any amount in excess of $10,000; and

(xi) all distribution, supply, manufacturing, joint venture, partnership, or similar agreements or arrangements.

(b) Except as set forth on Section 3.09(b) of the Disclosure Schedules, each Material Contract is in full force and effect and is a valid and binding agreement of the Company, as applicable, and neither the Company, Seller nor any other party thereto is in breach of, or default under the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract.

(c) Seller has provided to Buyer a fully executed, true, correct and complete copy of each of the Material Contracts, including any amendments thereto.

Section 3.10 Title to Assets; Property.

(a) The Company does not have any Owned Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Leased Real Property, tangible personal property and other assets held by the Company as of the Closing Date. The Leased Real Property identified in Section 3.10(b) of the Disclosure Schedules comprises all of the real property used or intended to be used in, or otherwise related to, the Company. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

13

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Leased Real Property, and (iii) as of the date hereof and as of the Closing Date, all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Except as set forth on Section 3.10(b) of the Disclosure Schedules, the Company is not a sublessor under any Lease.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (the “Trademarks”), (ii) copyrights, including all applications and registrations related to the foregoing, (iii) trade secrets and confidential know-how, (iv) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, (v) internet domain name registrations and URLs, and (vi) all other intellectual or industrial property and related and equivalent proprietary rights, interests and protections. Intellectual Property used by the Company or with respect to the business of the Company shall hereinafter be referred to as the “Company Intellectual Property”.

(b) Section 3.11(b) of the Disclosure Schedules lists all Intellectual Property owned by: (i) the Company; or (ii) the Seller as it relates to the Company, that is registered or subject to a pending application and that is material to the conduct of its business as currently conducted. Seller and the Company each have taken commercially reasonable measures to establish Company Intellectual Property listed on Schedule 3.11(b) as subsisting, valid and enforceable and, except as set forth in Section 3.11(b) of the Disclosure Schedules, the Company is the owner of all Company Intellectual Property on Section 3.11(b) of the Disclosure Schedules.

(c) None of the Seller or the Company has granted any exclusive license to the Company Intellectual Property to any other Person. Except as set forth in Section 3.11(c) of the Disclosure Schedules and to the best of the Seller’s and the Company’s knowledge: (i) the Company Intellectual Property as used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in any way that would have an adverse effect on the business of the Company as currently conducted.

(d) The Seller and the Company, as the case may be, each have made reasonable efforts to establish the validity and enforceability of the Company Intellectual Property under any applicable Law. The Seller and the Company, as the case may be, each have taken efforts reasonable under the circumstances to maintain the secrecy of all confidential Intellectual Property used in the business as currently conducted, including, without limitation, having policies that require each employee and consultant and any other person with access to trade secrets within the Company Intellectual Property to maintain the confidentiality thereof and there has not been any breach by any such persons of such policy.

(e) The Company has employed commercially reasonable efforts to establish and maintain IT Systems (i) in good repair and operating condition, and that are adequate and suitable for the purposes for which they are being used or held for use, and (ii) that conform to their related documentation. The Seller and the Company, as the case may be, have complied with all Laws, privacy policies and contractual obligations to which the Company is subject concerning the Company Intellectual Property, the collection, dissemination, storage, or use of sensitive data, including consumer credit information and protected health information.

14

Section 3.12 Insurance. The Company, for the past 3 years, has maintained insurance coverage by valid and currently effective insurance policies or binders of insurance (including bonds, general liability insurance, product liability and workers’ compensation insurance) (collectively, the “Insurance Policies”), issued in favor of the Company by insurance companies, in such types and amounts and covering such risks as Seller believes are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. Section 3.12 of the Disclosure Schedules lists each Insurance Policy, including any bonds. There is no claim by or with respect to the Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. The Insurance Policies and the coverage provided thereunder comply with all requirements of applicable Law and all requirements set forth in any Material Contracts and Insurance Policies to which Seller or the Company, as applicable, is a party that require Seller or the Company to carry insurance for the benefit of any other Person. The insurance policies and bonds described in Section 3.12 of the Disclosure Schedules are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, and no written notice of cancellation or termination has been received with respect to any such policy or bond. The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. The Insurance Policies currently in effect and which shall continue to be in effect through Closing are occurrence-based policies.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, to the best of the Seller’s and the Company’s knowledge, there are (i) no Actions pending or threatened against or by the Company affecting any of its properties, assets or Intellectual Property (or against the Intellectual Property of the Seller that relates to the business of the Company), (ii) as of the date hereof and as of the Closing Date, no Actions or investigations pending or threatened against or by any of Seller or the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (iii) no investigations pending against the Company, which, in each case, would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, to the best of the Seller’s and the Company’s knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their properties or assets, which would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole.

Section 3.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, (i) each of the Company and its officers, directors and employees is and has been at all times since December 31, 2014 in compliance in all material respects with all Laws applicable to the Company or to which its business, products, properties or assets are subject, (ii) no claim has been made or filed against the Company alleging a violation of any such Laws, and (iii)  the Company has not received notice of any such violations. Seller agrees and acknowledges that the representations set forth in the immediately preceding sentence are true as it relates to Seller’s responsibilities, duties and roles with respect to the Company.

15

(b) All material Permits required for each of the Company to conduct its business have been obtained by it and are valid and in full force and effect.

(c) The Company, Seller and any officer or director or agent acting on behalf of any of them, has not (i) been or is designated on any list of any U.S. Governmental Authority related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List or (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC.

Section 3.15 Environmental Matters.

(a) All Leased Real Property is currently, and at all times during Seller’s or the Company’s ownership and/or operation of its business has been, in full compliance with all applicable environmental Laws. At all times during the Company’s occupancy and/or operation of the Leased Real Property, there has not been, or is not now occurring, any Release of any hazardous material or any contamination on, under or from the Leased Real Property. Except as disclosed in Section 3.15 of the Disclosure Schedules, at all times prior to Company’s occupancy and/or operation of the Leased Real Property, there did not occur any release of any hazardous material or any contamination on, under or from the Leased Real Property.

(b) Seller or the Company has obtained and maintained in full force and effect, all Permits and other authorizations required, if any, by any applicable environmental Laws necessary to conduct the activities and business of Seller as currently conducted, and to occupy or operate the Leased Real Property (collectively the “Environmental Permits”). Seller and the Company have conducted the activities and business of the Company in compliance in all material respects with all terms and conditions of any Environmental Permits. Seller or the Company, as applicable, has filed all reports and notifications required to be filed under applicable environmental Laws and Environmental Permits.

Section 3.16 Employee Benefit Matters.

(a) Except as disclosed in Schedule 3.16(a) of the Disclosure Schedules, the Company has not adopted, established, maintained or contributed to any benefit, retirement, employment, consulting, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, retention, deferred compensation, severance, vacation, paid time off, welfare, post-employment health and welfare and other material compensation or benefit agreement, plan, policy, program or arrangement, whether oral or in writing, (i) covering one or more Employees, former employees of the Company, or the beneficiaries or dependents of any such Persons (each, a “Benefit Plan”). Section 3.16(a) of the Disclosure Schedules lists all Benefit Plans.

(b) Except as disclosed in Schedule 3.16(b) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is subject to Sections 401(a) or 501(a) of the Code, or (iii) is a “multiple employer plan” or a “multi-employer plan” (as those terms are defined in ERISA). Each of Seller and the Company has no liability with respect to any plan subject to ERISA.

16

(c) Seller has delivered or caused to be delivered to Buyer true and complete copies of: (i) the most recent determination letter, opinion or advisory letter received by the Company from the Internal Revenue Service regarding any Benefit Plans which the Company maintains or to which it contributes and any amendment to any Benefit Plan made subsequent to any Benefit Plan amendments covered by any such determination letter; (ii) the three (3) most recent Form 5500s for the Benefit Plans; (iii) the most recently prepared actuarial valuation reports, if applicable; (iv) all current plan documents, texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Benefit Plans; (v) all insurance and annuity contracts related to any Benefit Plan; and (vi) the most recent summary plan descriptions and any summaries of material modifications, each as applicable, for the Benefit Plans. Since the date the documents were supplied to Buyer, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

(d) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Benefit Plans comply in all material respects with the requirements of all applicable Laws, including without limitation ERISA and the Code. With respect to the Benefit Plans, (i) Seller and the Company have performed all material obligations required to be performed by it under any Benefit Plan and applicable Law, and, to the knowledge of Seller, is not in default under or in violation of the terms of any Benefit Plan and (ii) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so exempt and, to the knowledge of the Seller, no fact or event has occurred since the date of such letter or letters from the Internal Revenue Service that could reasonably be expected to affect adversely the qualified status of any such Benefit Plan or the exempt status of any such trust.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules, there is no pending or threatened Action relating to a Benefit Plan or, to the knowledge of Seller, any fiduciary of any of the Benefit Plans.

(f) Seller and the Company have not maintained or been obligated to maintain, or have actual or potential liability for, a Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service (or to any spouse or dependent of such employees), except to the extent required under COBRA or state law, as applicable.

(g) Except as set forth in Section 3.16(g) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, in each case as a result of the execution of this Agreement, as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

17

(i) The Company does not have any ERISA Affiliates or ERISA Affiliate Liabilities.

Section 3.17 Employment Matters.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with any labor organization, works council, trade union or other employee representative body, and no such employee representative body represents or purports to represent any employees of the Company. Except as set forth in Section 3.17(a) of the Disclosure Schedules, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or with respect to any Employees.

(b) To the best of Seller’s and the Company’s knowledge, the Company is in compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions to the extent they relate to Employees. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no Actions against the Company pending or threatened to be brought or filed in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, withholding taxes, wages and hours, breaks, independent contractor or employee status, exempt or non-exempt status, or any other employment related matter arising under applicable Laws . All employees who primarily perform services for the Company’s business are employed by the Company.

(c) The Company has not implemented any employee layoffs or plant closures that constitutes a mass layoff or plant closure under the WARN Act, and no such events are currently contemplated, planned or announced.

(d) The Company has at all times properly classified the Company’s Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of the independent contractors providing services to the Company as independent contractors, as applicable, and have treated each person classified by them consistently with such status.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) All Tax Returns required to be filed (taking into account any valid extensions) by or with respect to the income, assets, payroll or other similar assets, attributes or activities of the Company have been filed whether required to be filed by the Company or any other person. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that are currently in effect.

(c) There is no Action by any taxing authority against the Company and no such Action has been threatened in writing.

18

(d) All Taxes which the Company is obligated to withhold from amounts owing to any Employee, creditor or other party have been withheld and paid.

(e) No entity classification election or change in entity classification election has been made under Treasury Regulations Section 301.7701-3 with respect to the Company s for U.S. federal income Tax purposes.

(f) The Company has not, within the last five (5) years, been a party to any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code applies. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any analogous or similar provision of Law). The Company will not be required to reduce any of their Tax attributes by reason of the application of Treasury Regulation Section 1.1502-36 to the transactions contemplated by this Agreement. Each contract, arrangement or Benefit Plan of any member of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all respects. The Company has no indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(g) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income, in each case, in such other country. The method of allocating income and deductions among the Company and any parties treated as related or under common control with Company complies with the principles set forth in Code Section 482 and Treasury Regulations promulgated thereunder (and any similar provisions of state, local or non-U.S. law) and any other applicable laws on transfer pricing, and the Company has maintained all applicable records with respect to transfer required to avoid the imposition of penalties under all applicable transfer pricing laws.

(h) There are no liens for Taxes on the assets of the Company other than for Taxes not yet due and payable.

(i) The Company (i) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of (A) any change in method of accounting relating to the manner in which an item was reported on or prior to the Closing, (B) installment sale or open transaction disposition, intercompany transaction made or excess loss account arising on or prior to the Closing, (C) prepaid amount received or revenue deferred on or prior to the Closing, or (D) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing, (ii) has not received or applied for a Tax ruling or entered into a closing agreement as described in Section 7121 of the Code on or prior to the Closing, (iii) is not or has not been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the common parent of which was Seller) or (iv) has no liability for the Taxes of any Person (other than Seller or any of its Subsidiaries), including as a transferee or successor, by contract, operation of law including Treasury Regulation Section 1.1502-6, or otherwise or pursuant to any Tax sharing, indemnity or other contractual agreements, other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (such as credit or other commercial lending agreements, employment agreements, or other arrangements with landlords, lessors, customers and vendors). No “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) has been undertaken that involves the Company or any of its Subsidiaries.

19

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.20 Books and Records.  The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.21 Anti-Corruption. The Company has not and none of the Company’s respective officers, directors, employees, agents, or other individuals or entities acting for or on behalf of the Company has, (i) used any funds for contributions, gifts, entertainment, or other payments related to political activity or (ii) made any payment to any government official, in each case in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 or any similar Law.

Section 3.22 Customers and Suppliers. Except as provided on Section 3.22 of the Disclosure Schedules, to the best of the Seller’s and the Company’s knowledge, there exists no condition or state of facts or circumstances involving any customers, suppliers, distributors or sales representatives of the Company that Seller can reasonably foresee could have an adverse impact on the Company after the Closing Date. Except as provided on Section 3.22 of the Disclosure Schedules, as of the date hereof and as of the Closing Date, no customer, distributor or supplier has provided the Company with notice of its intention to cease doing business with Seller or to materially decrease the amount of business it is presently doing with the Company. Except as provided on Section 3.22 of the Disclosure Schedules, to the best of the Seller’s and the Company’s knowledge, Seller has no reason to believe that any such Person would do so as a result of the consummation of this transaction. Without limiting the foregoing, no such customer, distributor or supplier has given the Company notice that it is subject to any bankruptcy, insolvency or similar proceeding and no such proceeding by any other party is pending or threatened nor has any act or omission occurred that makes such proceeding likely.

Section 3.23 Indebtedness. Except as provided in Section 3.06 or Section 3.23 of the Disclosure Schedules, the Company does not have any Indebtedness and the Seller does not have any Indebtedness in connection with the Company. Buyer will not acquire any Indebtedness of, or relating to, the Company, as a result of the transactions contemplated by this Agreement.

Section 3.24 Sufficiency of Assets. {intentionally omitted}

Section 3.25 Full Disclosure. Each Section of the Disclosure Schedules and other document attached, listed or referenced in a Section of the Disclosure Schedules delivered by or on behalf of Seller to Buyer in connection with this Agreement is complete and accurate. The representations, warranties, assurances or statements of the Seller and the Company contained herein (including the Disclosure Schedules attached hereto), to the best of the Seller’s and the Company’s knowledge, do not contain any untrue statement of a material fact or, omit a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which such statements were made, not materially false or misleading. There are no facts or occurrences of any event or transaction, to the best of the Seller’s and the Company’s knowledge, that have not been disclosed to Buyer in writing and which could reasonably be expected to have an adverse impact on the condition of the Company, the assets of the Company or the business of the Company.

20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter documents of Buyer; (b) assuming all consents, authorizations, and approvals of Governmental Authorities are received pursuant to Section 5.08, result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

21

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, as of the date hereof and as of the Closing Date, there are no Actions or investigations pending or, to Buyer’s knowledge, threatened against or by Buyer or any Subsidiary of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets, including any Company Intellectual Property, from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all contracts relating to or affecting its properties, assets or business, including Material Contracts;

(g) cause the Company to maintain its books and records in accordance with past practice;

22

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data and, with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) officers, directors, employees, customers and other business relations, related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to materially interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would: (x) cause material competitive harm to Seller, the Company, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other legal privilege; or (z) contravene any applicable Law. Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, Buyer shall not contact any suppliers to, or customers of, the Company. Prior to Closing, Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property without the prior written consent of Seller.

Section 5.03 No Solicitation of Other Bids. From the date hereof until the Closing, Seller agrees as follows:

(a) Seller shall not, and shall not authorize or permit the Company or any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause the Company or any of its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

23

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a)   From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)   Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 {Intentionally Omitted}

Section 5.06 Insurance.

(a) Seller or the Company, as the case may be, shall continue to carry the Insurance Policies through the Closing, and Seller shall not amend or modify the Insurance Policies or allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such Insurance Policies to occur or exist. Except as otherwise provided by this Section 5.06, Buyer acknowledges that from and after the Closing none of Buyer nor the Company shall have coverage under any of Seller’s insurance policies. Seller acknowledges and agrees that with respects to acts, omissions, events or circumstances relating to the Company that occurred or existed prior to the Closing that are covered by Insurance Policies that are occurrence-based policies or claims known or reported to insurers covered by Insurance Policies that are claims-made policies under which policies any of the Company is an insured on or prior to Closing, the Buyer and the Company may make claims under such policies subject to the terms and conditions of such policies and this Agreement. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause the Company to make claims or seek coverage under the Insurance Policies for any covered claims incurred prior to Closing. For the avoidance of doubt, Seller shall remain responsible, without recourse to the Company or Buyer, for the deductible or self-insured retention amount for any pre-close insurance claims (regardless of when the claim is presented) covered under any Seller insurance policy.

24

(b) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, the Company, or the Company’s Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.06.

Section 5.07 Non-Disclosure; Confidentiality. Buyer and Seller acknowledge and agree that the Non-Disclosure Agreement entered into by and between Buyer and Seller remains in full force and effect and shall continue in full force and effect. Notwithstanding the terms of the Non-Disclosure Agreement, until the two (2) year anniversary of the Closing Date: (i) Seller shall, and shall cause its respective controlled Affiliates and Representatives to, maintain in confidence any proprietary and confidential written, oral or other information relating to the Company related to Seller’s ownership of the Company prior to the Closing and (ii) Buyer shall, and shall cause its controlled Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Seller (other than information relating to the Company) related to Buyer’s ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 5.08 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Representatives and Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto agrees not take any action that is reasonably likely to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules. Buyer shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

25

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would (x) jeopardize any attorney-client privilege; or (y) contravene any applicable Law.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Articles II and VI hereof that are for the benefit of the other party.

Section 5.11 Public Announcements. Following the date hereof, Seller acknowledges that Buyer may have business reasons to, or be required by applicable Law, the rules or regulations of the SEC, or the stock exchange requirements to make a public release or announcement concerning the transactions contemplated hereby and Seller agrees that Buyer may disclose such information as it reasonably deems necessary and appropriate to satisfy such business needs or requirements.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13 Non-Competition. Seller agrees that for the period from the Closing Date until the three (3) year anniversary of the Closing Date, Seller shall not directly or indirectly, engage in a business competitive to the Company anywhere in the world (each, a “Competitive Activity”); provided that the foregoing shall not prohibit Seller from owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any Person that engages in any Competitive Activity (a “Competing Person”) so long as Seller does not have any participation in the management of such Competing Person.

26

Section 5.14 Non-Solicitation. Seller agrees that from and after the date of this Agreement until the three (3) year anniversary of the Closing Date, he shall not, directly or indirectly, solicit for employment or hire any Person who is at any time from the date of this Agreement to the Closing Date employed by the Company; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Buyer or any of its Subsidiaries (including the Company) or (ii) with respect to any employee who has been terminated by Buyer by the Company after the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be fulfilled, at or prior to the Closing, unless a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, enjoining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations of Seller (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date.

(b) Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) No event, occurrence, fact, condition or change has occurred that that, individually or in the aggregate, has had or would reasonably be expected to have an adverse impact on the Company.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the representations of Buyer (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

27

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival.

(a) The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein or in any certificate delivered pursuant hereto and covenants or other agreements contained in this Agreement to the extent required to be performed prior to Closing shall survive the Closing and, except as otherwise set forth in this Article VII, shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date. Each of the covenants or other agreements contained in this Agreement which by their terms contemplate performance at or after the Closing shall survive the Closing for the period contemplated by their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved. The parties hereby agree and acknowledge that, except as otherwise set forth in this Article VII, the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VII must be brought or filed prior to the expiration of the survival period.

(b) Notwithstanding Section 7.01(a) above, (i) Section 3.18 and any other representations, warranties or covenants made by Seller or the Company with respect to Taxes, or the costs related to the preparation and filing thereof, shall survive until the expiration of the applicable statute of limitations (accounting for any extensions) and (ii) Seller shall be subject to its obligations under Section 7.02(d) until the expiration of the applicable statute of limitations (accounting for any extensions).

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer, its Affiliates, and any of their respective officers, directors, employees, or agents (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against any and all Losses of, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Seller is a party;

28

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any actual fraud committed by Seller, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement; or

(d) any liability or Losses for Taxes of the Company, or the costs related to the preparation and filing thereof, relating to periods on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller, the Company, its Affiliates and any of their respective officers, directors, employees, and agents (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses of, incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Buyer is a party;

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any actual fraud committed by Buyer, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 7.04 Certain Limitations. The indemnification provided in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Payments by an Indemnifying Party pursuant to Section 7.02 or 7.03 in respect of any Loss shall be reduced by an amount equal to the net amount of any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Loss. The Indemnified Party shall (i) use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses and (ii) to the extent the Indemnified Party is unable to recover amounts under clause (i) sufficient to cover any Losses (such amounts, the “Uncovered Amounts”), upon the written request of the Indemnifying Party, assign to the Indemnifying Party the right to recover the Uncovered Amounts under such insurance policies or indemnity, contribution, or other similar agreements and use commercially reasonable efforts to cooperate with the Indemnifying Party’s claims thereunder.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, to the extent required by Law, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d) The parties agree that for purposes of (i) determining whether there has been a breach of or inaccuracy in any representation or warranty subject to indemnification pursuant to this Article VII and (ii) calculating the amount of Losses with respect thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect” or “material adverse effect” or words of similar import, were omitted from the text of such representations and warranties.

29

(e) Notwithstanding any contrary provision of this Agreement, Seller shall not have any obligation under this Article VII unless and until the aggregate amount of Losses so incurred for which Buyer Indemnified Parties are entitled to be indemnified under this Article VII exceeds an amount equal to $25,000 (the "Basket Amount") whereupon Seller shall be liable to indemnify the Buyer Indemnified Parties for all amounts of Losses over such Basket Amount. In no event shall any Indemnifying Party be liable to any Indemnified Party for any Losses in excess of the aggregate Purchaser Consideration.

Section 7.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent reasonably practicable, describe the Third-Party Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 10 Business Days of the notice described in the previous clause, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnified Party shall have determined in good faith that (a) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, (b) that there may be available to the Indemnified Party one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim or (c) the conduct of the defense or any proposed settlement of such Third-Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, the Indemnified Party shall have the right, upon notice to Indemnifying Party, to engage separate counsel and to control the defense of such Third-Party Claim with respect to such matters, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party with the Indemnified Party’s prior written consent. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to pay, settle, or defend such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, settle, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.09) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control or consent to the defense or settlement of (and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party with respect to), and the Indemnified Party shall be entitled to have control over the defense or settlement of, any Third-Party Claim that (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim with a Governmental Authority or a key customer, key supplier or regulator of the Indemnified Party, (iv) as to which the Indemnified Party reasonably believes an adverse determination would result in Losses that would exceed the limitation on the right of the Indemnified Party to recovery contained in this Article VII or (v) if in the reasonable opinion of counsel to the Indemnified Party the Indemnifying Party has conflicting or adverse interests or is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party or the Indemnified Party that are different from or additional to those available to the Indemnifying Party.

30

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) does not provide for any relief other than the payment of monetary damages, (ii) provides for the complete and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (iii) does not result in a finding or admission of any violation of Law, breach of contract or similar acknowledgement, and (iv) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement. If the Indemnified Party has assumed the defense pursuant to Section 7.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the parties are unable to amicably resolve any dispute regarding a Third Party Claim then the disputed matters shall be submitted for resolution to an arbitrator in accordance with Section 7.05(c)(ii) below.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent practicable, describe the Direct Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall reasonably cooperate to allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

31

(i) If the Indemnifying Party does not notify the Indemnified Party during such 30-day period following its receipt of such notice (the “Direct Claim Dispute Period”) that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VII, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party disputes its liability for a Direct Claim, it shall tender written notice of its dispute of Direct Claim (the “Direct Claim Dispute Notice”) to the Indemnified Party within the Direct Claim Dispute Period. The parties shall meet within fifteen (15) Business Days of the date of tender of the Direct Claim Dispute Notice in an attempt to resolve liability for the Direct Claim.

(ii) If the parties are unable to amicably resolve any dispute regarding a Direct Claim within fifteen (15) Business Days following their initial meeting after tender of the Direct Claim Dispute Notice then the disputed matters shall be submitted for resolution to an arbitrator (the “Arbitrator”) as may be mutually acceptable to Indemnifying Party and Indemnified Party. The Arbitrator shall consider the disputed matters and issue a written determination with respect to the disputed matters, which shall be final and binding on the parties. The parties shall cooperate reasonably with each other and each other’s representatives to enable the Arbitrator to render a decision as promptly as possible. The fees and disbursements of the Arbitrator shall be borne by the non-prevailing party. Any arbitration under this Agreement shall be administered in accordance with the provisions the Commercial Arbitration Rules of the American Arbitration Association. All proceedings shall be held in San Francisco, Alameda or Contra Costa, California. For the purpose of clarity, the role of the Arbitrator shall be to resolve whether the party seeking indemnification is entitled to same under the terms of this Agreement, and not to determine the extent of the liability of the Indemnifying Party to the Indemnified Party.

Section 7.06 Amount of Indemnification. The amount of indemnification to which an Indemnified Party shall be entitled under this Article VII shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnifying Party; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.07 Payment. With respect to Third Party Claims for which indemnification is payable hereunder, Indemnifying Party will pay Indemnified Party promptly after (i) the entry of judgment against the Indemnified Party and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnified Party; or (iii) the execution of any agreement settling any Third Party Claim as contemplated in Section 7.05(b). Notwithstanding the foregoing, expenses of the Indemnified Party for which the Indemnifying Party is responsible will be reimbursed by the Indemnifying Party, upon presentation of reasonably detailed invoices for such expenses. With respect to any Direct Claims for which indemnification is payable, Indemnifying Party will promptly pay Indemnified Party (i) if the Indemnifying Party fails to dispute the Direct Claim, in the amount of the Direct Claim, or (ii) in accordance with the resolution of a dispute regarding a Direct Claim.

32

Section 7.08 Right of Setoff. Upon notice to Seller, Buyer may set off any amount to which it or any of its Affiliates, including the Company may be entitled under this Article VII, against any amounts payable to Seller pursuant to this Agreement, including the Purchase Price and Earn-Out Payments, following a final resolution reached by mutual agreement of the parties.

Section 7.09 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.10 Exclusive Remedies. Subject to Section 5.13, Section 5.14 and Section 10.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

33

ARTICLE VIII

CERTAIN TAX MATTERS

Section 8.01 Tax Returns. Seller shall prepare on behalf of the Company and timely file, or cause to be prepared and timely filed, all income Tax Returns of or with respect to the Company for Tax periods ending on or prior to the Closing Date. Seller shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns; provided, however, that all such Tax Returns shall be prepared in accordance with most recent past practice, except to the extent otherwise required by applicable Law. The federal and state income Tax Returns of the Company shall be prepared by Seller on the basis that the Company’s taxable year will end at the end of the day on the Closing Date in accordance with the applicable Treasury Regulations. If needed, Buyer, at the Seller’s expense, shall cause the Company to furnish Tax information to Seller for use and inclusion in Seller’s federal and state income Tax Returns for Tax periods ending on or prior to the Closing Date. Seller shall timely pay all Taxes shown as due on such Tax Returns. If required under applicable Law, for all taxable periods ending on or before the Closing Date, Seller shall cause the Company, to the extent consistent with past custom and practice, to join in the consolidated income Tax Returns of Seller and its Affiliates. Seller is responsible for any costs incurred by Seller (or Buyer with respect to the furnishing of information to Seller) in connection with the preparation and filing of such Tax Returns and if applicable, shall take all necessary action to promptly reimburse Buyer for such costs.

ARTICLE IX

TERMINATION

Section 9.01 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles II or VI and such breach, inaccuracy or failure is not cured within 30 days after receipt of written notice thereof from Buyer;

(ii) any of the conditions set forth in Articles II or VI shall not have been fulfilled unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Buyer or Seller by written notice to the other in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

34

(ii) any Governmental Authority has issued or entered a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable.

(d) by Seller by written notice to Buyer if::

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles II or VI and such breach, inaccuracy or failure is not cured within 30 days after receipt of written notice thereof from Seller;

(ii) any of the conditions set forth in Articles II or VI shall not have been fulfilled unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Seller or Buyer, if any condition set forth in Articles II or VI becomes incapable of fulfillment through no fault of the party seeking termination and is not waived by the party seeking termination.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and have no further force or effect and there shall be no liability on the part of any party hereto, except as set forth in this Section 9.02.

(a) The provisions of Sections 5.07, 5.11 and Article VII (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) Seller shall not be released from any Losses resulting from any material breach of this Agreement prior to such termination.

(c) Nothing in this Section 9.02 shall be deemed to release either party from any liability for actual fraud.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

35

If to Seller:

Dick A. Glass President E-N-G Mobile Systems, Inc. Tel (925) 798-4060, (800) 662-4522 Cell: (925) 980-6434 Fax (925) 798-0152 E-Mail daglass@e-n-g.com

With a copy to (which shall not constitute notice:

John F. Gardner, Esq.
Donahue Fitzgerald LLP
1646 N. California Blvd.
Ste. 250
Walnut Creek, CA  94596
Tel:  925.746.7770
Fax: 925.746.7776

If to Buyer:

PositiveID Corporation
1690 S Congress Ave, Suite 201
Delray Beach, FL  33445
Telephone: 561-805-8009
bcaragol@psidcorp.com
Attention: William J. Caragol, Chief Executive Officer

with a copy to (which shall not constitute notice):

Szaferman, Lakind, Blumstein & Blader, P.C. 101 Grovers Mill Rd., Suite 200 Lawrenceville, NJ 08648 Telephone: 609-275-0400 gjaclin@szaferman.com Attention: Gregg Jaclin

36

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “delivered,” “provided to” and “made available” mean that the referenced document or other material was given to Buyer and its Representatives such that Buyer and its Representatives have actual or virtual possession of such document or other material. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified as of the date hereof or the Closing Date to the extent permitted by the provisions thereof and to the extent made available to Buyer; and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Schedules. The Disclosure Schedules contain: (i) information required to be disclosed pursuant to Section 2.03; and (ii) information required to be disclosed, and certain exceptions to, the representations and warranties in Article III and Article IV. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes, and the Disclosure Schedules may not necessarily include other matters of a similar nature. Nothing in this Agreement or in the Disclosure Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedules or in this Agreement is material or constitutes a Material Adverse Effect. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract, Permit or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

37

Section 10.07 Entire Agreement. This Agreement and the Disclosure Schedules attached hereto and the other documents delivered by the parties hereto in connection herewith constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Each party acknowledges that the other party has not, and the representatives, agents, accountants, and attorneys of the other party have not, made any promise, representation, or warranty, express or implied, except for the promises, representations, and warranties expressly provided herein and in the Disclosure Schedules attached hereto and the other documents delivered by the parties hereto in connection herewith, concerning the subject matter hereof or thereof to induce it to execute this Agreement, and each party acknowledges that it has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation, or warranty not contained herein or therein.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer’s rights, interests, and obligations hereunder may be assigned to any purchaser of all or any portion of the assets or equity interests of Buyer, or as a matter of law to the surviving entity of any merger of Buyer.

Section 10.09 No Third-Party Beneficiaries. Except as provided in Section 5.07, Article VII, this Section 10.09 and Section 10.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy, obligation, liability or cause of action of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Cooperation. Seller and Buyer each agree to cooperate, and to cause the Company to cooperate, with each other and use, and shall cause their respective Affiliates and Representatives and the Company to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate this transaction or to take any action required after the Closing as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Buyer to reach any agreements or understandings in connection with obtaining any consents, approvals, permits or authorizations ), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings; (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority; (iii) furnishing all information required for any application or other filing to be made pursuant to any applicable Laws; (iv) keeping the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to this transaction; and (v) defending against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this transaction. Without limiting the foregoing, Seller and Buyer shall not, and shall cause the Company not to, knowingly take any action, or knowingly fail to take any action that would reasonably be likely to materially delay or interfere with the parties’ ability to consummate this transaction or take any action required after the Closing.

Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

38

Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF CONTRA COSTA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.12(C) WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(C).

39

Section 10.13 Attorneys Fees. If either party commences an action or proceeding against the other party arising out of or in connection with this Agreement, or institutes any proceeding in a bankruptcy or similar court which has jurisdiction over the other party, or any or all of its property or assets, the prevailing party in such action or proceeding and in any appeal in connection therewith shall be entitled to have and recover from the unsuccessful party actual attorneys' fees paid or incurred in good faith, court costs, expenses (including without limitation experts' fees) and other costs of investigation and preparation. If such prevailing party recovers a judgment in any such action, proceeding, or appeal, such actual attorneys' fees paid or incurred in good faith, court costs, and expenses (including without limitation experts' fees) shall be included in and as a part of such judgment. "Prevailing Party" within the meaning of this Section includes, without limitation, the party who recovered a greater relief in the action or proceeding on the Agreement as well as a party who agrees to dismiss an action or proceeding on the other party's payment of the sums allegedly due or performance of the covenants allegedly defaulted, or who obtains substantially the relief sought by it.

Section 10.14 Specific Performance. The Seller acknowledges that irreparable damage would occur for Buyer if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity or injunctive relief, without the necessity of proof that any other remedy at law is inadequate.

Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

40

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DICK GLASS, IN HIS INDIVIDUAL CAPACITY AS SOLE SHAREHOLDER OF E-N-G MOBILE SYSTEMS, INC.

By:	/s/ Dick Glass
Name: Dick Glass, in his individual capacity as Sole Shareholder of E-N-G Mobile Systems, Inc.

[Seller Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

[Buyer Signature Page to the Stock Purchase Agreement]